Exhibit 99(h)(iv)

 LOEB KING TRUST

FIRST AMENDMENT TO THE

 FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT, dated as of the 30th day of December, 2013, to the Fund Accounting Servicing Agreement dated as of August 1, 2013 (the "Agreement") is entered into by and between LOEB KING TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOEB KING TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Robert Schwartz	By: /s/ Michael R. McVoy

Name: Robert Schwartz	Name: Michael R. McVoy

Title: Trustee	Title: Executive Vice President

Amended Exhibit A to the Fund Accounting Servicing Agreement Fund Names Separate Series of Loeb King Trust

Name of Series
Loeb King Alternative Strategies Fund
Loeb King Asia Fund